Exhibit 99.1

New Jersey American Water Granted New Rates by
New Jersey Board of Public Utilities
Increase Driven by System Investments; New Affordability Tariff Approved

CAMDEN, N.J. (September 4, 2024) – The New Jersey Board of Public Utilities (BPU) today approved a settlement between New Jersey American Water and the N.J. Division of Rate Counsel and BPU Staff for new water and wastewater rates for New Jersey American Water. The approved rates represent a total annualized revenue increase of approximately $79.5 million.

The company’s rate request was filed on January 19, 2024, and was primarily driven by more than $1.3 billion in infrastructure investment in treatment system and distribution upgrades since its last rate filing.

“We are committed to making appropriate investments to continue to provide safe, reliable services, while maximizing efficiencies to balance the impact to customers,” said Mark McDonough, President, New Jersey American Water. “Our effective capital planning helps keep water and wastewater services compliant with state and federal regulations, reliable amidst the challenges of climate and other impacts, and affordable for the 2.9 million people we serve.”

The new rates will become effective September 15, 2024. With the approved rate increase, the average bill for most water customers with a 5/8” meter using 5,642 gallons per month will increase approximately $5.33 per month. The bill for an average wastewater customer will increase approximately $5.68 per month, depending on the service area. Even with the new rates, the cost of high-quality, reliable, water and wastewater service will remain among the lowest household utility bills.

The company’s proposed Universal Affordability Tariff was also approved as part of this rate filing and will be incorporated into the company’s H2O Help to Others assistance program. Underscoring the company’s commitment to affordability, this new tariff will provide discounts on both the monthly fixed service charge and the monthly usage charge for income-eligible customers. More information about this and other assistance programs can be found at www.newjerseyamwater.com under Customer Service & Billing, Bill Paying Assistance.

Customers will receive information about the new rates in their next New Jersey American Water bill. Information will also be available on the company’s website at www.newjerseyamwater.com under Customer Service & Billing, Your Water and Wastewater Rates, or by calling 800-272-1325, Monday through Friday, 7 a.m. to 7 p.m.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About New Jersey American Water
New Jersey American Water, a subsidiary of American Water, is the largest regulated water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 2.9 million people. For more information, visit www.newjerseyamwater.com and follow New Jersey American Water on LinkedIn, Facebook, X, and Instagram.

Media Contact:
Denise Venuti Free
Senior Director of Communications and External Affairs
New Jersey American Water
denise.free@amwater.com

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